EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the foregoing Amendment No. 2 to Registration Statement on Form S-3 (Registration No 333-223037) of our report dated April 2, 2018, relating to the financial statements of Reeds, Inc. as of December 31, 2017 and 2016 and for the years then ended which appear in Reeds, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on April 2, 2018. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California

May 18 , 2018